UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) Sept. 2, 2014

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-03789	SOUTHWESTERN PUBLIC SERVICE COMPANY	75-0575400
(a New Mexico corporation)
Tyler at Sixth
Amarillo, Texas 79101
(303) 571-7511

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

In January 2014, Southwestern Public Service Company (SPS), a wholly owned subsidiary of Xcel Energy Inc., filed a retail electric rate case in Texas with each of its Texas municipalities and the Public Utility Commission of Texas (PUCT) for a net increase in annual revenue of approximately $52.7 million, or 5.8 percent. The net increase reflected a base rate increase, revenue credits transferred from base rates to rate riders or the fuel clause, and resetting the Transmission Cost Recovery Factor (TCRF) to zero when the final base rates become effective. In April 2014, SPS revised its request to a net increase of $48.1 million, based on updated information.

The rate filing is based on a historic test year ending June 2013, a requested return on equity of 10.40 percent, an electric rate base of approximately $1.27 billion and an equity ratio of 53.89 percent. The requested rate increase reflected an increase in depreciation expense of approximately $16 million.

On Sept. 2, 2014, SPS, PUCT staff, and intervenors filed a non-unanimous settlement agreement, subject to PUCT approval. Under the settlement, SPS’ base rates would increase by $37 million, which equates to a 3.5 percent increase in net annual revenue, retroactive to June 1, 2014. SPS will recover the rate increase for the months of June through September through a separate surcharge to be implemented later this year. Starting Oct. 1, 2014, SPS will begin collecting the rate increase through interim rates subject to refund.

The settlement includes an ROE of 9.7 percent solely for the purpose of calculating the allowance for funds used during construction and determining baselines in future filings for the TCRF. One intervenor, an individual residential customer, opposes the stipulation. A hearing is scheduled in September 2014, after which the administrative law judge will issue a recommendation to the PUCT on whether the stipulation is just and reasonable. The PUCT is expected to rule on the settlement in late 2014.

Although the parties to the settlement agreement have not prepared a calculation of the $37 million increase and do not agree about which specific costs are included, or not, in the agreed settlement revenue requirement, one possible reconciliation of SPS’ original request to the settlement increase is as follows:

(Millions of Dollars)	Settlement Agreement
Base rate increase request, January 2014	$81.5
Revisions for updated information	(4.6)
Revised request, April 2014	76.9
Remove proposed increase in depreciation	(16.0)
Remove adjustment allocators for certain wholesale load reduction	(12.0)
Revised amortizations (rate case expenses, pension and other post-employment benefits expense and gain on sale to Lubbock)	(9.0)
Non-specified settlement adjustments	(2.9)
Settlement base rate increase	$37.0

Except for the historical statements contained in this 8-K, the matters discussed herein, including the expected impact of rate cases, are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. Actual results may vary materially. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy Inc. and its subsidiaries (collectively, Xcel Energy) to obtain financing on favorable terms; business conditions in the energy industry; including the risk of a slow down in the U.S. economy or delay in growth recovery; trade, fiscal, taxation and environmental policies in areas where Xcel Energy Inc. and SPS have a financial interest; customer business conditions; actions of credit rating agencies; competitive factors including the extent and timing of the entry of additional competition in the markets served by Xcel Energy Inc. and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership or impose environmental compliance conditions; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; financial or regulatory accounting policies imposed by regulatory bodies; availability of cost of capital; employee work force factors; accounting regulatory; and the other risk factors listed from time to time by Xcel Energy Inc. and SPS in reports filed with the Securities and Exchange Commission, including Risk Factors in Item 1A and Exhibit 99.01 of Xcel Energy Inc.’s and SPS’ Annual Reports on Form 10-K for the year ended Dec. 31, 2013 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sept. 3, 2014	Xcel Energy Inc. (a Minnesota corporation)
Southwestern Public Service Company (a New Mexico corporation)

/s/ TERESA S. MADDEN
Teresa S. Madden
Senior Vice President and Chief Financial Officer